Exhibit 99.2.4

Accounting for TSOs

Google will account for employee stock options under this program the same way we account for options presently. That is, we will determine their fair values on the dates of grant using the Black-Scholes-Merton (BSM) pricing model and then recognize those amounts as stock based compensation as the options vest. However, as discussed below, the amount of stock-based compensation we expect to recognize for each option outstanding will be greater under the new program than it would have been otherwise.

All existing stock options granted after our initial public offering to employees other than our Executive Management Group (EMG) will be modified to permit their sale under this program. As a result of this modification, we must take a stock-based compensation charge equal to the difference between the value of the modified stock options and their value immediately prior to modification. That charge will be taken on the date we initiate the program – expected to be in the second quarter of 2007 – for all vested options and over the remaining vesting periods for all unvested options. We intend to disclose our estimates of these amounts in the first quarter of 2007.

The fair value of each stock option we grant after we go effective with this program will be greater than it would have been under the existing program. This greater fair value is a function of a longer expected life for options given that, upon transfer, they will generally have a two year remaining (contractual) life whereas under the existing program they expire once they are exercised. So, if the period from the date of grant to the date of sale under the new program is about the same as our current estimate of nearly four years from the date of grant to the date of exercise under the existing program, then options under the new program will have a nearly six year expected life (the nearly four years until the date of sale plus the two year remaining contractual life once the options are sold). Accordingly, options under the new program will have a longer expected life, and, therefore, a greater fair value which will result in more stock-based compensation per option for accounting purposes.

It is important to note that as part of the TSO program we decided to truncate the contractual life of the options to a maximum of two years from date of sale. If the contractual life were not truncated, the value of the options would be much greater on the dates of grant and vest than they would be otherwise.

An inherent challenge with accounting for traditional employee stock option plans is that the fair value on the date of grant is determined using pricing models (such as BSM) that assume the options are transferable. However, because traditional employee stock options are not transferable, there is a disconnect between their value as determined using BSM - which, under the new accounting rules, we recognize as stock-based compensation as the options vest - and the value employees ascribe to their options on the date of grant. The TSO program diminishes this disconnect.

Google Inc.

December 12, 2006

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Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Google Inc.

December 12, 2006

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